UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2005

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568

(Address of principal executive offices)

(Registrant’s telephone number, including area code): (925) 560-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 2.02          Results of Operations and Financial Condition.

On October 25, 2005, Simpson Manufacturing Co., Inc. announced its third quarter 2005 earnings in a press release reproduced below:

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES THIRD QUARTER EARNINGS

Dublin, CA -- Simpson Manufacturing Co., Inc. (the “Company”) announced today that its 2005 third quarter net sales increased 24.0% to $233.8 million as compared to net sales of $188.6 million for the third quarter of 2004. Net income increased 30.7% to $31.6 million for the third quarter of 2005 as compared to net income of $24.2 million for the third quarter of 2004. Diluted net income per common share was $0.65 for the third quarter of 2005 as compared to $0.50 for the third quarter of 2004. Included in the third quarter 2005 results is a gain of $2.0 million resulting from the sale, for $4.0 million, of the Company’s engineering laboratory in San Leandro, California. The laboratory is being relocated later this year to the property in Pleasanton, California, that the Company purchased in May of this year. In the first nine months of 2005, net sales increased 21.1% to $642.4 million as compared to net sales of $530.3 million for the first nine months of 2004. Net income increased 20.1% to $76.8 million for the first nine months of 2005 as compared to net income of $63.9 million for the first nine months of 2004. Diluted net income per common share was $1.58 for the first nine months of 2005 as compared to $1.31 for the first nine months of 2004.

In the third quarter of 2005, sales growth occurred throughout North America and continental Europe. Sales were down slightly in the UK. The growth in the United States was strongest in the southern, western (excluding California) and northeastern regions. Simpson Strong-Tie’s third quarter sales increased 24.9% over the same quarter last year, while Simpson Dura-Vent’s sales increased 16.6%. Dealer distributors, lumber dealers and contractor distributors were the fastest growing Simpson Strong-Tie sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Sales of the Quik Drive product line, acquired in the fourth quarter of 2004, contributed significantly to the increase. Seismic and high wind products and engineered wood products had the highest percentage growth rates in sales. Anchor systems sales showed solid growth during the third quarter of 2005 compared to the third quarter in 2004. Sales of Simpson Strong-Tie’s Strong-Wall product line, with a substantial share of its sales in California, increased as compared to the third quarter of 2004. Sales of Simpson Dura-Vent’s pellet vent and chimney product lines increased significantly in the third quarter of 2005. Direct-vent products, designed for use with natural gas burning appliances, decreased compared to the third quarter of 2004, and sales of its gas vent products were flat.

Income from operations increased 26.3% from $38.6 million in the third quarter of 2004 to $48.7 million in the third quarter of 2005, while gross margins decreased from 41.2% in the third quarter of 2004 to 38.4% in the third quarter of 2005. This decrease in gross margins was primarily due to increased material costs, mainly steel, which increased at a faster rate than the sales price increases that the Company put in place during 2004 and early 2005. The material cost increase was partially offset by improved absorption of the Company’s fixed overhead costs, primarily due to the increased sales volume. The Company’s raw material inventory continued to decrease, by 30.6% from balances as of December 31, 2004, while its in-process and finished goods inventory increased by 10.0% over the same period. As a result of high raw material and energy prices and increased demand in the aftermath of hurricane Katrina, the Company believes that steel prices are likely to increase in the near term and has increased its purchasing effort since the end of the third quarter. If steel prices do increase and the Company is not able to increase its prices, the Company’s margins could deteriorate.

Selling expenses increased 10.2% from $14.2 million in the third quarter of 2004 to $15.7 million in the third quarter of 2005. The increase was driven primarily by a $0.5 million increase in costs associated with the addition of sales and marketing personnel, including those associated with the acquisition of the assets of Quik Drive, U.S.A., Inc. and Quik Drive Canada, Inc. and 100% of the equity of Quik Drive Australia Pty. Limited (collectively “Quik Drive”) and a $0.3 million increase in commissions paid to sales agents as a result of the increase in Simpson Dura-Vent’s third quarter sales. General and administrative expenses increased 10.3% from $24.7 million in the third quarter of 2004 to $27.3 million in the third quarter of 2005. The increase was primarily due to an increase in cash profit sharing of $1.2 million, as a result of increased operating profit, and a reserve in the amount of $0.5 million related to a potential European tax liability. In addition, there was an increase in amortization of intangible assets of $0.4 million and increased costs associated with the addition of administrative personnel of $0.2 million. The increases in amortization and personnel costs were primarily associated with the Quik Drive acquisition. In addition, stock compensation costs were higher by $0.2 million. Partially offsetting the increases were decreases in legal expenses of $0.4 million. The tax rate was 35.7% in the third quarter of 2005, down from 37.6% in the third quarter of 2004. The decrease was primarily due to lower taxable income as a result of the manufacturing deduction for qualified production activity income under the American Jobs Creation Act of 2004. In October 2005, the Company received a refund, with interest, totaling $0.7 million for state taxes paid related to the 1998 and 1999 tax years. The refund and interest will be recorded in the fourth quarter of 2005.

In the first nine months of 2005, sales growth occurred throughout North America and continental Europe. Sales in the UK were flat. The growth in the United States was strongest in the southern and western regions, excluding California. Sales in California continued to increase relative to the first quarter of 2005 when heavy rains, particularly in southern California, slowed construction activity. Simpson Strong-Tie’s year-to-date sales for 2005 increased 23.3% over the same period last year, while Simpson Dura-Vent’s sales increased 3.8%. Lumber dealers was the fastest growing Simpson Strong-Tie sales channel. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Sales of Quik Drive products contributed significantly to the increase. Seismic and high wind products, engineered wood products and anchor systems had the highest percentage growth rates in sales. Sales of Simpson Strong-Tie’s Strong-Wall product line, with a substantial share of its sales in California, decreased from the first nine months of 2004 primarily due to the slow sales in the first quarter of 2005. Sales of Simpson Dura-Vent’s pellet vent and chimney products increased in the first nine months of 2005, primarily due to their performance in the third quarter. Direct-vent products decreased compared to the third quarter of 2004 while sales of its gas vent products decreased slightly.

Income from operations increased 16.9% from $103.5 million in the first nine months of 2004 to $121.1 million in the first nine months of 2005 while gross margins decreased from 40.8% in the first nine months of 2004 to 37.8% in the first nine months of 2005. This decrease was primarily due to increased material costs, mainly steel, which increased at a faster rate than the sales price increases that the Company put in place during 2004 and early 2005. The material cost increase was offset slightly by improved absorption of the Company’s fixed overhead costs, primarily due to the increased sales volume.

Selling expenses increased 10.4% from $42.6 million in the first nine months of 2004 to $47.1 million in the first nine months of 2005, primarily due to increased costs associated with the addition of sales and marketing personnel of $2.6 million, including those associated with the acquisition of Quik Drive. General and administrative expenses increased 9.1% from $70.6 million in the first nine months of 2004 to $77.0 million in the first nine months of 2005. The increase was primarily due to increased costs associated with the addition of administrative personnel of $1.6 million and an increase in amortization of intangible assets of $1.3 million. The increases in personnel costs and amortization were primarily associated with the Quik Drive acquisition. In addition, cash profit sharing increased by $1.5 million, as a result of increased operating profit, and stock compensation costs increased by $0.7 million. The tax rate was 37.0% in the first nine months of 2005, down from 38.4% in the first nine months of 2004. The decrease was primarily due to lower taxable income as a result of the manufacturing deduction for qualified production activity income under the American Jobs Creation Act of 2004.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Wednesday, October 26, 2005, at 6:00 am, Pacific Time. To participate, callers may dial 800-362-0571. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to be substantially different from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) materials and manufacturing costs; (iv) the financial condition of customers, competitors and suppliers; (v) technological developments; (vi) increased competition; (vii) changes in capital market conditions; (viii) governmental and business conditions in countries where the Company’s products are manufactured and sold; (ix) changes in trade regulations; (x) the effect of acquisition activity; (xi) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and nine months ended September 30, 2005 and 2004 (unaudited), are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,

(Amounts in thousands, except per share data)	2005	2004	2005	2004

Net sales	$233,809	$188,560	$642,359	$530,311
Cost of sales	144,126	110,959	399,362	313,681

Gross profit	89,683	77,601	242,997	216,630

Selling expenses	15,679	14,223	47,057	42,607
General and administrative expenses	27,282	24,723	76,995	70,600
Loss (gain) on sale of assets	(2,027)	59	(2,124)	(103)

Income from operations	48,749	38,596	121,069	103,526
Income in equity method investment	54	—	222	—
Interest income, net	373	150	595	258

Income before taxes	49,176	38,746	121,886	103,784
Provision for income taxes	17,569	14,562	45,057	39,836

Net income	$31,607	$24,184	$76,829	$63,948

Net income per share:
Basic	$0.66	$0.51	$1.60	$1.33
Diluted	0.65	0.50	1.58	1.31

Cash dividend declared per common share	$0.05	$0.10	$0.15	$0.20

Weighted average shares outstanding:
Basic	48,091	47,644	48,024	48,116
Diluted	48,658	48,505	48,532	48,954

Other data:
Depreciation and amortization	$5,219	$5,013	$17,707	$14,693
Pre-tax stock compensation expense	1,529	1,344	4,798	4,139

The Company’s financial position as of September 30, 2005 and 2004, and December 31, 2004 (unaudited), is as follows:

	September 30,
			December 31, 2004
(Amounts in thousands)	2005	2004

Cash and short-term investments	$110,663	$83,488	$47,949
Trade accounts receivable, net	129,590	113,723	89,807
Inventories	174,783	163,860	192,879
Other current assets	13,758	13,725	16,476

Total current assets	428,794	374,796	347,111
Property, plant and equipment, net	151,724	125,881	137,609
Goodwill	42,901	24,451	44,379
Other noncurrent assets	17,174	7,105	16,038

Total assets	$640,593	$532,233	$545,137

Trade accounts payable	$41,290	$44,592	$32,031
Line of credit and current portion of long-term debt	545	551	579
Other current liabilities	57,970	50,636	45,790

Total current liabilities	99,805	95,779	78,400
Long-term debt	1,874	2,455	2,397
Other long-term liabilities	1,352	1,716	1,415
Stockholders’ equity	537,562	432,283	462,925

Total liabilities and stockholders’ equity	$640,593	$532,233	$545,137

Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors, fastening systems and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.

(Registrant)

DATE: October 25, 2005	By	/s/ Michael J. Herbert

Michael J. Herbert
Chief Financial Officer